Exhibit 99.1

Investor Relations Contact Marlon Nurse, DM
Senior VP – Investor Relations
212-564-4700
Vertex Energy, Inc.

VERTEX ENERGY ANNOUNCES SECOND QUARTER REVENUE
IMPROVES 105% FROM A YEAR AGO

Second Quarter EPS was $0.28

Volumes Sold up 84% in Second Quarter Year Over Year

Conference Call Today at 10:00 A.M. EDT

Houston, TX – August 14, 2014 Vertex Energy, Inc. (NASDAQ:VTNR), an environmental services company that recycles industrial waste streams and off-specification commercial chemical products, announced today its financial results for the second quarter and first half of 2014.

FINANCIAL HIGHLIGHTS FOR SECOND QUARTER 2014

•	Revenue increased by 105% relative to the second quarter of last year to $72.1 million.

•
Gross profit increased by approximately 248% relative to the same quarter last year to $8.9 million  Our gross profit as a percentage of sales increased from 7.28% during the second quarter of last year to 12.3% during the same period this year.

•
Overall volumes of product sold—an important metric for our business as it illustrates our reach into the market--increased by 84% for the second quarter of 2014 vs. the second quarter of 2013.  This was primarily a result of further increases in Thermal Chemical Extraction Process (TCEP) production as well as vacuum gas oil (VGO) production from the facility formerly owned by Omega Refining and acquired in May 2014.

•	Earnings per fully diluted share reached $0.28 for the second quarter of 2014 compared to $0.10 per fully diluted share in the second quarter of 2013.

FINANCIAL HIGHLIGHTS FOR FIRST HALF 2014

•	Revenue increased in the first half of 2014 to $119.4 million compared to $68.4 million in the first half of 2013.

•	Gross profit increased to $14.0 million in the first half of 2014 from $6.0 million in the first half of 2013.

•	Earnings per fully diluted share reached 33 cents in the first half 2014 compared to 15 cents per fully diluted share in the first half of 2013.

OTHER HIGHLIGHTS

•	Vertex continues to see improvements in the TCEP business both in terms of production and profitability.

•	The integration of the Omega Refining business has gone very well as the company continues to work on building out its Regional Strategy.

•
Vertex closed on approximately $17 million in financing to support our Regional Strategy and our expansion in the Western U.S. in particular. The company has a total of $19.6 million in cash on hand and still has its entire $20 million line of credit available.

Benjamin P. Cowart, Chairman and CEO of Vertex said, “The second quarter of this year showed an improvement in nearly all areas relative to the second quarter of 2013.  Our results reflect the acquisition and integration of Omega Refining. Although the results only reflect approximately two months of contribution by Omega Refining in this quarter, we are encouraged by the direction of the performance and what our team has managed to achieve in such a short time. Our balance sheet improved during the quarter as we now have roughly $20 million in cash and a $20 million line of credit available."

Mr. Cowart continued, "As we continue through the second half of 2014, we are excited about the opportunities ahead of us. The Omega Base Oil facility in Nevada was not included in our second quarter financials as the closing has not yet occurred. We expect to close on this facility in the third quarter. We are excited about our performance to date, and are encouraged that Vertex's Regional Strategy gives the company a strong position and flexibility in our industry as we have broadened our geographic footprint and our array of end products."

CONFERENCE CALL

Management will host a conference call today at 10:00 a.m. EDT. Those who wish to participate in the conference call may telephone 877-869-3847 from the U.S.  and International callers may telephone 201-689-8261, approximately 15 minutes before the call. A webcast will also be available under the Investor Relations section of the company’s website at: www.vertexenergy.com.

A digital replay will be available by telephone approximately two hours after the completion of the call until August 31, 2014, and may be accessed by dialing 877-660-6853 from the U.S. or 201-612-7415 for international callers, and using the Conference ID #13588185.

ABOUT VERTEX ENERGY, INC.

Vertex Energy, Inc. (NASDAQ: VTNR) is a leading environmental services company that recycles industrial waste streams and off-specification commercial chemical products. Its primary focus is recycling used motor oil and other petroleum by-product streams. Vertex purchases these streams from an established network of local and regional collectors and generators. Vertex also manages the transport, storage and delivery of the aggregated feedstock and product streams to end users, and manages the re-refining of a portion of its aggregated petroleum streams in order to sell them as higher-value end products. Vertex sells its aggregated petroleum streams as feedstock to other re-refineries and fuel blenders or as replacement fuel for use in industrial burners. The re-refining of used motor oil that Vertex manages takes place at its facility, which uses a proprietary Thermal Chemical Extraction Process (“TCEP”) technology. Based in Houston, Texas, Vertex also has offices in Georgia, Chicago, and California. More information on Vertex can be found at www.vertexenergy.com.

This press release may contain forward-looking statements, including information about management's view of Vertex Energy's future expectations, plans and prospects, within the safe harbor provisions under The Private Securities Litigation Reform Act of 1995 (the "Act"). In particular, when used in the preceding discussion, the words "believes," "expects," "intends," "plans," "anticipates," or "may," and similar conditional expressions are intended to identify forward-looking statements within the meaning of the Act, and are subject to the safe harbor created by the Act. Any statements made in this news release other than those of historical fact, about an action, event or development, are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors, which may cause the results of Vertex Energy, its divisions and concepts to be materially different than those expressed or implied in such statements. These risk factors and others are included from time to time in documents Vertex Energy files with the Securities and Exchange Commission, including but not limited to, its Form 10-Ks, Form 10-Qs and Form 8-Ks. Other unknown or unpredictable factors also could have material adverse effects on Vertex Energy's future results. The forward-looking statements included in this press release are made only as of the date hereof. Vertex Energy cannot guarantee future results, levels of activity, performance or achievements. Accordingly, you should not place undue reliance on these forward-looking statements. Finally, Vertex Energy undertakes no obligation to update these statements after the date of this release, except as required by law, and also takes no obligation to update or correct information prepared by third parties that are not paid for by Vertex Energy.

VERTEX ENERGY, INC.
CONSOLIDATED BALANCE SHEETS (Unaudited)
	June 30, 2014	December 31, 2013
ASSETS
Current assets
Cash and cash equivalents	$19,651,831	$2,678,628
Accounts receivable, net	13,952,805	11,714,813
Accounts receivable-related party	9,335,321	—
Inventory	16,412,448	8,540,459
Prepaid expenses	3,530,682	1,161,721
Total current assets	62,883,087	24,095,621
Noncurrent assets
Other assets	2,925,096	—
Fixed assets, net	46,725,108	15,091,176
Intangible assets, net	16,733,683	15,172,816
Goodwill	4,922,353	4,502,743
Deferred federal income tax	5,684,000	5,684,000
Total noncurrent assets	76,990,240	40,450,735
TOTAL ASSETS	$139,873,327	$64,546,356

LIABILITIES AND EQUITY
Current liabilities
Accounts payable and accrued expenses	$26,004,141	$14,096,185
Capital leases	809,497	—
Current portion of long-term debt	2,417,335	1,956,847
Total current liabilities	29,230,973	16,053,032
Long-term liabilities
Long-term debt	40,173,643	6,558,851
Contingent consideration	5,385,250	3,220,250
Line of credit	304,000	—
Deferred federal income tax	378,000	378,000
Total liabilities	75,471,866	26,210,133
Commitments and contingencies

EQUITY
Preferred stock, $0.001 par value per share:
50,000,000 shares authorized
Series A Convertible Preferred stock, $0.001 par value,
5,000,000 authorized and 675,558 and 1,319,002 issued
and outstanding at June 30, 2014 and December 31,
2013, respectively	675	1,319
Common stock, $0.001 par value per share;
750,000,000 shares authorized; 25,019,450 and 21,205,609
issued and outstanding at June 30, 2014 and
December 31, 2013, respectively	25,019	21,206
Additional paid-in capital	39,189,263	19,579,732
Retained earnings	25,405,251	17,542,004
Total Vertex Energy, Inc. stockholders' equity	64,620,208	37,144,261
Non-controlling interest	(218,747)	1,191,962
Total equity	64,401,461	38,336,223

TOTAL LIABILITIES AND EQUITY	$139,873,327	$64,546,356

VERTEX ENERGY, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
THREE AND SIX MONTHS ENDED JUNE 30, 2014 AND 2013
(UNAUDITED)
	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Revenues	$72,079,622	$35,111,402	$119,429,280	$68,366,204
Cost of revenues	63,200,942	32,556,738	105,406,112	62,341,782
Gross profit	8,878,680	2,554,664	14,023,168	6,024,422

Reduction of contingent liability	—	(1,850,000)	—	(1,850,000)

Operating expenses:
Selling, general and administrative expenses (exclusive of acquisition related expenses)	6,075,517	2,395,745	9,663,006	4,653,829
Acquisition related expenses	1,959,418	—	2,559,830	—
Total operating expenses	8,034,935	2,395,745	12,222,836	4,653,829

Income from operations	843,745	2,008,919	1,800,332	3,220,593

Other income (expense)
Other income	7	7,598	377	32,888
Bargain purchase gain related to Omega acquisition	6,481,051	—	6,481,051	—
Other expense	(10,866)	—	(10,866)	(40,726)
Interest expense	(657,235)	(112,999)	(733,046)	(219,139)
Total other income (expense)	5,812,957	(105,401)	5,737,516	(226,977)

Income before income tax	6,656,702	1,903,518	7,537,848	2,993,616

Income tax benefit (expense)	—	(12,248)	—	(18,751)

Net income	$6,656,702	$1,891,270	$7,537,848	$2,974,865

Net income attributable to non-controlling interest	344,380	—	325,399	—

Net income attributable to Vertex Energy, Inc.	$7,001,082	$1,891,270	$7,863,247	$2,974,865

Earnings per common share
Basic	$0.31	$0.11	$0.36	$0.17
Diluted	$0.28	$0.10	$0.33	$0.15

Shares used in computing earnings per share
Basic	22,826,102	17,409,034	22,025,316	17,243,762
Diluted	24,847,456	19,887,288	23,879,500	19,798,989

VERTEX ENERGY, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
SIX MONTHS ENDED JUNE 30, 2014 AND 2013
(UNAUDITED)

	Six Months Ended
	June 30, 2014	June 30, 2013

Cash flows from operating activities
Net income	$7,537,848	$2,974,865
Adjustments to reconcile net income to cash provided by operating activities
Stock based compensation expense	101,378	94,466
Depreciation and amortization	1,800,950	1,069,035
Gain on acquisition	(6,481,051)	—
Deferred federal income tax	—	11,000
Reduction of contingent liability	—	(1,850,000)
Changes in operating assets and liabilities
Accounts receivable	(2,237,992)	(930,490)
Accounts receivable-other	950,000	—
Accounts receivable-related party	(1,027,321)	—
Inventory	(3,679,989)	(3,465,205)
Prepaid expenses	(2,717,571)	(45,451)
Accounts payable	9,464,956	3,669,339
Other assets	(79,806)	—
Net cash provided by operating activities	3,631,402	1,527,559

Cash flows from investing activities
Acquisition of Omega	(28,764,099)	(67,972)
Refund of asset acquisition	—	675,558
Purchase of fixed assets	(2,635,882)	(1,010,485)
Net cash (used in) investing activities	(31,399,981)	(402,899)

Cash flows from financing activities
Line of credit (payments) proceeds, net	304,000	(750,000)
Proceeds related to primary stock offering	15,803,000	—
Proceeds from note payable	40,509,906	—
Payments on note payable	(9,634,029)	(922,873)
Proceeds from exercise of common stock options and warrants	211,062	37,501
Debt issue costs	(2,452,157)	—
Net cash provided by (used in) financing activities	44,741,782	(1,635,372)

Net change in cash and cash equivalents	16,973,203	(510,712)

Cash and cash equivalents at beginning of the period	2,678,628	807,940

Cash and cash equivalents at end of period	$19,651,831	$297,228

SUPPLEMENTAL INFORMATION
Cash paid for interest	$733,046	$199,737
Cash paid for income taxes	$—	$21,249

NON-CASH INVESTING AND FINANCING TRANSACTIONS
Conversion of Series A Preferred Stock into common stock	$644	$168
Note payable for acquisition of E-Source interest	$854,050	$—
Additional paid in capital for acquisition of E-Source interest	$231,260	$—